Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, April 28, 2015

Codorus Valley Bancorp, Inc.

Reports First Quarter 2015 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $2,404,000 or $0.41 per share basic and diluted, for the quarter ended March 31, 2015, compared to earnings of $2,941,000 or $0.58 per share basic and $0.56 per share diluted, for the first quarter of 2014. As of March 31, 2015, the Corporation’s total assets were over $1.3 billion, with total loans over $1.0 billion, and total deposits of nearly $1.1 billion.

Larry J. Miller, President and CEO, commented, “The first quarter of 2015 marked a significant period of expansion for the Corporation, beginning with our acquisition of Madison Bancorp, Inc. on January 16, 2015. Through this event, we added four additional financial centers to our Maryland footprint in the highly-desirable markets of Baltimore and Harford Counties. As a result, Codorus Valley made the necessary expenditures and infrastructure investments, which are reflected in our first quarter results, to successfully convert Madison Bancorp’s systems and facilities to PeoplesBank’s platform.”

“Our franchise expansion continued outside of Maryland as well, with the opening of a new financial center in Shrewsbury, Pennsylvania also in January,” said Mr. Miller. “This modernistic facility, which features enhanced technologies, reflects a new prototype design that will be used in the Corporation’s development of future financial centers, allowing us to offer our full range of products and services to an expanded base of commercial, retail, and wealth management clients.”

The Corporation’s net interest income for the first quarter of 2015 was $11,678,000, an increase of 12% when compared to the net interest income of $10,421,000 for the first quarter of 2014. The growth was driven by an increased volume of interest earning assets related to the Madison acquisition, as well as continued growth in commercial loans. Also, the Corporation realized a net interest margin of 3.93% for the first quarter of 2015, which was comparable to the net interest margin of 3.97% for the first quarter of 2014, as PeoplesBank continues to have success in growing low cost core deposits, while maintaining reasonable loan yields in a highly competitive pricing environment.

The provision for loan losses for the first quarter of 2015 was $1,000,000 as compared to a provision of $550,000 for the first quarter of 2014. The change in the allowance for loan losses since year end 2014 reflected the increased provision, partially offset by net charge-offs of $727,000 recorded in the first quarter of 2015 primarily as a result of confirmed losses on two impaired commercial credits. Due to continued collection and legal workout efforts, the Corporation’s nonperforming assets ratio was 0.99% as of March 31, 2015, reflecting a favorable year-over-year decrease when compared to the 1.98% nonperforming asset ratio as of March 31, 2014.

Noninterest income for the first quarter of 2015 was $2,357,000, an increase of $627,000 when compared to noninterest income of $1,730,000 for the first quarter of 2014. The increase reflects growth in wealth management income from continued growth in trust assets under management, and sales of non-deposit investment products. Gains on mortgages sold also increased in the first quarter of 2015, as did service fee income on deposit accounts. The Corporation also realized gains on the sales of two investment securities in the first quarter of 2015.

Noninterest expense was $9,589,000 for the first quarter of 2015, an increase of $1,941,000 as compared to noninterest expense of $7,648,000 for the first quarter of 2014. Personnel costs accounted for $944,000 of the increase, reflecting the additional compensation and benefit expenses for (i) new associates to the Corporation through the acquisition of the four new Maryland financial centers, and (ii) personnel added from the recently opened Shrewsbury, PA and Camp Hill, PA financial centers. The additional six financial centers also contributed to a $369,000 increase in occupancy and equipment costs. Noninterest expenses for the first quarter of 2015 also included $425,000 of nonrecurring acquisition costs including expenses for systems and data conversion, external legal support, and severance payments.

As previously announced, on April 14, 2015, the Board of Directors of Codorus Valley declared a regular quarterly cash dividend of $0.125 per common share, payable on May 12, 2015, to shareholders of record at the close of business on April 28, 2015.

“Our core earnings remained strong in the first quarter, with our net interest income rising and key noninterest income components increasing to offset much of the noninterest expense associated with our acquisition and other expansion activities,” said Mr. Miller. “We believe we have a strong team in place to lead our continued growth, and with the addition of our new financial centers, we are well-positioned in key markets to take full advantage of the opportunities before us. We look forward to the remainder of 2015 with excitement, and thank our investors for their continued confidence in our efforts.”

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-six financial centers located in York and Cumberland Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, President and CEO	Michael D. Peduzzi, CPA - Treasurer
717-747-1500	717-747-2428
lmiller@peoplesbanknet.com	mpeduzzi@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2015	2014
Interest income	$13,686	$12,413
Interest expense	2,008	1,992
Net interest income	11,678	10,421
Provision for loan losses	1,000	550
Noninterest income	2,357	1,730
Noninterest expense	9,589	7,648
Income before income taxes	3,446	3,953
Provision for income taxes	1,012	950
Net income	2,434	3,003
Preferred stock dividends	30	62
Net income available to common shareholders	$2,404	$2,941
Basic earnings per common share	$0.41	$0.58
Diluted earnings per common share	$0.41	$0.56

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2015	2014	2014
Cash and short term investments	$26,822	$31,094	$42,091
Investment securities	222,694	216,973	228,015
Loans	1,022,192	920,554	873,258
Allowance for loan losses	(11,435)	(11,162)	(10,313)
Net loans	1,010,757	909,392	862,945
Premises and equipment, net	21,501	18,471	14,463
Other assets	41,899	37,916	37,654
Total assets	$1,323,673	$1,213,846	$1,185,168

Deposits	$1,074,131	$954,973	$948,938
Borrowed funds	119,544	132,590	103,286
Other liabilities	9,320	7,843	9,582
Shareholders' equity	120,678	118,440	123,362
Total liabilities and shareholders’ equity	$1,323,673	$1,213,846	$1,185,168

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2015 1st Qtr	2014 4th Qtr	2014 3rd Qtr	2014 2nd Qtr	2014 1st Qtr
Earnings and Per Share Data (1) (in thousands, except per share data)
Net income available to common shareholders	$2,404	$2,750	$3,149	$2,755	$2,941
Basic earnings per common share	$0.41	$0.47	$0.54	$0.48	$0.58
Diluted earnings per common share	$0.41	$0.46	$0.54	$0.47	$0.56
Cash dividends paid per common share	$0.125	$0.119	$0.119	$0.114	$0.114
Tangible book value per common share	$18.18	$18.25	$17.89	$17.64	$17.12
Book value per common share	$18.60	$18.25	$17.89	$17.64	$17.12
Average common shares outstanding	5,836	5,809	5,781	5,749	5,098
Average diluted common shares outstanding	5,912	5,893	5,876	5,855	5,208

Performance Ratios (%)
Return on average assets (2)	0.75	0.91	1.05	0.93	1.04
Return on average equity (2)	8.18	9.45	11.03	9.63	10.82
Return on average realized equity (2)(3)	8.39	9.67	11.33	9.89	11.12
Net interest margin (4)	3.93	3.87	3.80	3.73	3.97
Efficiency ratio (5)	68.19	66.05	61.17	63.21	60.74
Net overhead ratio (2)(7)	2.33	2.25	1.98	2.02	2.05

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.29	0.02	0.00	0.07	0.10
Allowance for loan losses to total loans (6)	1.12	1.21	1.20	1.18	1.18
Nonperforming assets to total loans
and foreclosed real estate	0.99	1.22	1.27	1.53	1.98

Capital Ratios (%)
Average equity to average assets	9.13	9.63	9.56	9.71	9.59
Tier 1 leverage capital ratio	9.64	10.32	10.25	10.04	11.34
Tier 1 risk-based capital ratio	12.08	13.24	13.25	12.90	14.35
Total risk-based capital ratio	13.18	14.42	14.40	14.02	15.49

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets